EXHIBIT 10(b)

Amendment No. 1
2001 Stock Incentive Plan

          WHEREAS, the Corporation has adopted the 2001 Stock Incentive Plan (the "Plan"); and

          WHEREAS, Section 11 of the Plan permits the Board to amend the Plan; and

          WHEREAS, Section 11 of the Plan permits the Committee to a amend the terms of outstanding Awards, provided, that no such amendment shall cause a "Qualified Performance-Based Award" to cease to qualify for the "Section 162(m) Exemption;" and

          WHEREAS, the Committee has indicated that it may wish to amend the terms of certain "Performance Unit Awards" granted under the Plan.

          NOW, THEREFORE, the Plan is amended as follows:

          Section 7(b)(ii) of the Plan shall be amended by adding the following sentence to the end of such Section:

"Notwithstanding the immediately preceding sentence or any other provision of the Plan, the Committee shall have the discretion to waive or modify, in whole or in part, the applicable Performance Goals with respect to Performance Units that are Qualified Performance-Based Awards, upon a participant's Termination of Employment or otherwise, so long as such participant agrees as of the time of such waiver or modification of the applicable Performance Goals to defer receipt of payment of the Qualified Performance-Based Award until such time as payment of the Award would not be subject to the limitations on deductibility imposed by Section 162(m) of the Code. Deferred payments of such an Award may be made in installments if full payment of the Award cannot be made without being subject to the limitations on deductibility of Section 162(m). Any deferrals required under this Section 7(b)(ii) will be subject to the deferral terms as are determined by the Committee."